Exhibit 12.1
TOPS HOLDING COPRORATION
RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for Fiscal 2010, Fiscal 2009, Fiscal 2008, the Fiscal 2007 Successor Period, the Fiscal 2007 Predecessor Period and Fiscal 2006 (dollars in thousands, except ratio data).

	Tops Holding Corporation				Tops Markets, LLC
				Fiscal	Fiscal
				2007	2007
	Fiscal	Fiscal	Fiscal	Successor	Predecessor	Fiscal
	2010	2009	2008	Period	Period	2006
	(52 weeks) (1)	(53 weeks)	(52 weeks)	(4 weeks)	(48 weeks) (2)	(52 weeks) (2)
Earnings:
Pre-tax (loss) income	$(35,958)	$(20,308)	$(17,160)	$1,979	$(54,777)	$(25,769)
Plus:
Fixed charges	69,393	50,838	48,285	3,202	50,781	38,272
Amortization of capitalized interest	269	269	175	13	29	32
Less:
Interest capitalized	—	—	507	—	—	—

Total available earnings	$33,704	$30,799	$30,793	$5,194	$(3,967)	$12,535

Fixed charges:
Interest expensed	$58,316	$42,970	$40,503	$2,763	$46,883	$34,510
Interest capitalized	—	—	507	—	—	—
Amortization of discounts/ capitalized costs	2,728	1,466	1,401	76	4	—
Interest in rental expenses	8,349	6,402	5,874	363	3,894	3,762

Total fixed charges:	$69,393	$50,838	$48,285	$3,202	$50,781	$38,272

Deficiency	$(35,689)	$(20,039)	$(17,492)		$(54,748)	$(25,737)
Ratio of earnings to fixed charges	(A)	(B)	(C)	1.62	(D)	(E)

(A)	Due to the Company’s loss in Fiscal 2010, the ratio coverage was less than 1:1. The Company must generate additional earnings of $35,689 to achieve a coverage ratio of 1:1.

(B)	Due to the Company’s loss in Fiscal 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $20,039 to achieve a coverage ratio of 1:1.

(C)	Due to the Company’s loss in Fiscal 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $17,492 to achieve a coverage ratio of 1:1.

(D)	Due to the Company’s loss in the Fiscal 2007 Predecessor Period, the ratio coverage was less than 1:1. The Company must generate additional earnings of $54,748 to achieve a coverage ratio of 1:1.

(E)	Due to the Company’s loss in Fiscal 2006, the ratio coverage was less than 1:1. The Company must generate additional earnings of $25,737 to achieve a coverage ratio of 1:1.

(1)	Fiscal 2010 includes the operating results of the acquired Penn Traffic supermarkets following the January 29, 2010 Acquisition.

(2)	The operating results during these periods represent those of Tops Markets, LLC under the ownership of Koninklijke Ahold N.V.